                                                                     EXHIBIT 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF INDIANA
                               NEW ALBANY DIVISION

In re:                                     )       Chapter 11
                                           )
American Commercial Lines LLC, et al.,     )       Case No. 03-90305 (BHL)
                                           )
                   Debtors.                )
                                           )       (Jointly Administered)
                                           )

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                        OF AMERICAN COMMERCIAL LINES LLC,
                             AND AFFILIATED DEBTORS

                                           BAKER & DANIELS
                                           James M. Carr (#3128-49)
                                           Jay Jaffe (#5037-98)
                                           Terry E. Hall (#22041-49)
                                           Melissa M. Hinds (#24230-49)
                                           300 North Meridian Street, Suite 2700
                                           Indianapolis, IN  46204
                                           Telephone:  (317) 237-0300
                                           Facsimile:  (317) 237-1000

                                           Wendy W. Ponader (#14633-49)
                                           Ponader & Associates, LLP
                                           5241 North Meridian Street
                                           Indianapolis, Indiana  46208

                                           Attorneys for Debtors

Dated: October 19, 2004

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            The debtors-in-possession in these administratively consolidated
Chapter 11 Cases (collectively, the "Debtors")(1) propose the following plan of reorganization pursuant to Section 1121(a) of the Bankruptcy Code:

                                   ARTICLE I

                     DEFINITIONS AND RULES OF INTERPRETATION

A.    SCOPE OF DEFINITIONS: RULES OF CONSTRUCTION

            For the purposes of this Plan, the capitalized terms shall have the meanings set forth below. Unless otherwise indicated, the singular shall include the plural.

B.    DEFINITIONS

      1.1. "ACBL Liquid" means ACBL Liquid Sales LLC, one of the Debtors.

      1.2. "ACBL" means American Commercial Barge Line LLC, one of the Debtors.

      1.3. "ACL" means American Commercial Lines LLC, one of the Debtors.

      1.4. "ACL Capital" means ACL Capital Corp., one of the Debtors.

      1.5. "ACL Units" means the Units of ACL owned by Holdings immediately prior to the Exchange Date which represent one hundred percent (100%) of the outstanding equity of ACL.

      1.6. "ACLI" means American Commercial Lines International LLC, one of the Debtors.

      1.7. "ACT" means American Commercial Terminals LLC, one of the Debtors.

      1.8. "ACT-Memphis" means American Commercial Terminals-Memphis LLC, one of the Debtors.

      1.9. "Administrative Bar Date" means July 9, 2004.

      1.10. "Administrative Claim" means a claim for any cost or expense of administration of a Chapter 11 Case, allowed under Section 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving a Debtor's Estate or of operating a Debtor's business incurred by a Debtor after the Petition Date, all applications for compensation for legal or other professional services or reimbursement of costs and expenses to

---------------------------------

(1) The Debtors are the following entities: American Commercial Lines Holdings LLC, American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, American Commercial Logistics LLC, Jeffboat LLC, Louisiana Dock Company LLC, Houston Fleet LLC, Lemont Harbor & Fleeting Services LLC, ACL Capital Corp., American Commercial Terminals LLC, ACBL Liquid Sales LLC, Orinoco TASV LLC, Orinoco TASA LLC, American Commercial Terminals-Memphis LLC.

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the extent allowed by the Bankruptcy Court under Sections 330, 331, or 503 of the Bankruptcy Code or otherwise allowed by the Bankruptcy Court, all DIP Obligations and all fees and charges assessed against the Debtors' Estates pursuant to Section 1930 of Title 28, United States Code.

      1.11. "Agent Bank" means JP Morgan Chase Bank, the security trustee, administration and collateral agent for the Senior Secured Lenders.

      1.12. "Allowance Date" means with respect to a Claim, forty-five (45) Business Days after such Claim becomes an Allowed Claim.

      1.13. "Allowed Administrative Claim" means all or that portion of any Administrative Claim which is an Allowed Claim.

      1.14. "Allowed Claim" means, except to the extent otherwise expressly provided herein or in or by an order of the Court, (a) a Claim that has been scheduled by one or more of the Debtors pursuant to Sections 521(1) and 1106(a)(2) of the Bankruptcy Code and Bankruptcy Rule 1007 and (i) is not scheduled as disputed, contingent or unliquidated, and (ii) is not a Claim as to which a proof of claim has been filed asserting a Claim in an amount different from the amount scheduled by one or more Debtors; (b) a Claim or Administrative Claim as to which a timely proof of claim or request for allowance of Administrative Claim has been filed as of the applicable Bar Date or the Administrative Bar Date and no objection thereto, or application to equitably subordinate or otherwise limit recovery, has been made on or before any applicable deadline; or (c) a Claim or Administrative Claim that has been allowed by a Final Order. Notwithstanding the foregoing, with respect to a Claim of a Claimant with whom the Debtors have entered into a Critical Vendor Agreement, regardless of how such Claimant's Claim was scheduled by Debtors pursuant to Sections 521(1) and 1106(a)(2) of the Bankruptcy Code and Bankruptcy Rule 1007, "Allowed Claim" shall mean the Critical Vendor Claim. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Claims" shall not, for any purpose under the Plan, include interest, penalties or late charges on such Claims from and after the Petition Date. In addition, "Allowed Claim" shall not include (a) any Claim subject to disallowance in accordance with sections 502 of the Bankruptcy Code, and (b) any Claim allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court. Notwithstanding the foregoing, an Allowed Claim may still be disallowed pursuant to Section 502(d) of the Bankruptcy Code.

      1.15. "Allowed DIP Claims" means all DIP Obligations, including without limitation all Indebtedness (as defined in the DIP Credit Agreement) and all obligations to replace or cash collateralize all letters of credit outstanding as of the Effective Date issued pursuant to the DIP Credit Agreement.

      1.16. "Allowed Maritime Lien Claim" means all or that portion of an Allowed Claim secured by a Maritime Lien.

      1.17. "Allowed Priority Claim" means all or that portion of an Allowed Claim, if any, entitled to priority under Sections 363,364, or 507(a)(3), (4) and (6) and (b) of the Bankruptcy Code.

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      1.18. "Allowed Secured Claim" means that portion of an Allowed Claim, equal to the value, as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code and Bankruptcy Rule 3012, of the interest of the holder of the Allowed Secured Claim in the property of a Debtor securing such Allowed Secured Claim.

      1.19. "Allowed Tax Claim" means all or that portion of an Allowed Claim entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

      1.20. "Allowed Unsecured Claim" means any Allowed Claim that is not an Allowed Administrative Claim, an Allowed DIP Claim, an Allowed Priority Claim, an Allowed Secured Claim (including an Allowed Maritime Lien Claim) or an Allowed Tax Claim.

      1.21. "Ballot" means the document for accepting or rejecting the Plan, in the form approved by the Bankruptcy Court as part of the Scheduling Order.

      1.22. "Ballot Agent" means Bankruptcy Management Corporation ("BMC") as established by the Scheduling Order.

      1.23. "Ballot Date" means the date established by the Bankruptcy Court in the Scheduling Order by which all votes for acceptance or rejection of the Plan must be received by the Ballot Agent.

      1.24. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, 11 U.S.C. Sections 101 et seq. as in effect on the Filing Date, as the same thereafter has been and may be amended so as to be effective as to these Chapter 11 Cases.

      1.25. "Bankruptcy Court" or "Court" means the United States Bankruptcy Court for the Southern District of Indiana, New Albany Division and the Judge thereof presiding in these Chapter 11 Cases, or such other court as may hereafter be granted primary jurisdiction over the Chapter 11 Cases.

      1.26. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure.

      1.27. "Bar Date" means December 5, 2003, or such other date fixed by order of the Bankruptcy Court by which particular Persons asserting a Claim against the Debtors must have filed a proof of claim or be forever barred from asserting a Claim against the Debtors or their property, from voting on the Plan and/or sharing in any distribution thereunder.

      1.28. "BN" means the Burlington Northern and Santa Fe Railway Company, a Delaware corporation.

      1.29. "Borrowers" means the New Holding Company and Reorganized ACL.

      1.30. "Business Day" means any day other than a Saturday, Sunday or legal holiday as such term is defined in Bankruptcy Rule 9006.

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      1.31. "Cash/Maritime Lien Note Distribution" means a distribution on or before the Distribution Date to a Maritime Lien Holder that made a Maritime Lien Election of (a) cash in the lesser amount of (i) 50% of the amount of the Allowed Maritime Lien Claim (the "Percentage Distribution Amount") or (ii) a Pro Rata Share (with all other Maritime Lien Holders making the Maritime Lien Election) of at least $3,000,000 (the "Sharing Amount") and (b) a Maritime Lien Note, to the extent necessary, in a principal amount of (i) the remainder of (A) the Percentage Distribution Amount minus (B) the Sharing Amount divided by (ii) 50%.

      1.32. "Causes of Action" means, without limitation, any and all actions, avoidance actions (under Bankruptcy Code Sections 541 through 553) causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, Claims, and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

      1.33. "Chapter 11" means chapter 11 of the Bankruptcy Code.

      1.34. "Chapter 11 Case(s)" means in the singular the Chapter 11 case for a particular Debtor and in the plural the Chapter 11 cases for the Debtors that are administratively consolidated under and as In re: American Commercial Lines LLC, Case No. 03-90305, currently pending in the Bankruptcy Court.

      1.35. "Claim" means a Claim against the Debtors, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

      1.36. "Claimant" means the holder of a Claim.

      1.37. "Class" means a class of holders of Allowed Claims or Equity Interests described in Article II of the Plan.

      1.38. "Collateral" means any property or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

      1.39. "Committee" means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases as the same may be constituted from time to time.

      1.40. "Confirmation" means entry of the Confirmation Order by the Bankruptcy Court.

      1.41. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court.

      1.42. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

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      1.43. "Convenience Class Election" means a choice made by a Claimant to reduce the amount of an Allowed Claim to qualify such reduced Allowed Claim as a Qualifying Claim and to participate as a Convenience Class Holder, which choice shall be made by marking the applicable box on the Ballot.

      1.44. "Convenience Class Holder" means each holder of a Qualifying Claim (including those holders who make a Convenience Class Election).

      1.45. "Critical Vendor Agreement" means an agreement between one or more of the Debtors and a Claimant entered into after the Petition Date pursuant to the "Final Order (A) Authorizing The Debtors To Pay Pre-Petition Claims Of Critical Vendors And Service Providers, and (B) Directing Financial Institutions To Honor And Process Checks And Transfers Related To Such Claims" entered on March 17, 2003.

      1.46. "Critical Vendor Claim" means the portion of a Claim under a Critical Vendor Agreement that remains as of the Effective Date unsatisfied pursuant to the terms of the applicable Critical Vendor Agreement.

      1.47. "Current" means any person serving in the indicated position on or after September 10, 2004.

      1.48. "Debtors" means Holdings, ACL, ACBL, ACLI, Lemont, Logistics, Jeffboat, LDC, Houston Fleet, ACL Capital, ACT, ACBL Liquid, OTASV, OTASA, and ACT-Memphis.

      1.49. "Debtor's Available Convenience Class Fund" means an amount made potentially available for distribution to Convenience Class Holders with respect to each Debtor to satisfy the Class 20 - Convenience Class Claims against such Debtor. The amount for the Debtor's Available Convenience Class Fund for each of the Debtors is as follows:

                  a.    Holdings $5,000;

                  b.    ACL $25,000;

                  c.    ACBL $1,000,000;

                  d.    ACLI $5,000;

                  e.    Lemont $5,000;

                  f.    Logistics $5,000;

                  g.    Jeffboat $225,000;

                  h.    LDC $175,000;

                  i.    Houston Fleet $15,000;

                  j.    ACL Capital $5,000;

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                  k.    ACT $15,000;

                  l.    ACBL Liquid $5,000;

                  m.    OTASV $5,000;

                  n.    OTASA $5,000; and

                  o.    ACT-Memphis $5,000.

      1.50. "DHC" means Danielson Holding Corporation, the ultimate parent of the Debtors prior to the Effective Date.

      1.51. "DHC Warrant" means a warrant to purchase the DHC Warrant Shares at an exercise price per share equal to the Per Share Value as provided in the DHC Warrant.

      1.52. "DHC Warrant Shares" means 168,230 New Shares reserved from Issued New Shares otherwise issuable to holders of Senior Notes for issuance upon the exercise by DHC of the DHC Warrant.

      1.53. "DIP Obligations" means all accrued and unpaid obligations of the Debtors to the DIP Lenders and the Senior Secured Lenders incurred pursuant to the DIP Credit Agreement and the DIP Order; including, without limitation, any accrued and unpaid obligations for adequate protection payments or obligations under the DIP Order.

      1.54. "Disallowed Claim" means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or (b) unless scheduled by the Debtors as a fixed, liquidated, non-contingent and undisputed Claim, a Claim as to which a proof of Claim filing deadline has been established by the Bankruptcy Code, Bankruptcy Rules or Final Order, but for which no proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order.

      1.55. "DIP Lenders" means the lenders under the Revolving Credit and Guaranty Agreement dated January 31, 2003, as amended from time to time (the "DIP Credit Agreement") executed by Debtors and the DIP Lenders pursuant to the DIP Order.

      1.56. "DIP Order" means the "Final Order (I) Authorizing Debtors To (A) Obtain Post Petition Financing Pursuant To 11 U.S.C. Sections 105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3) And 364(d)(1), (B) Utilize CasH Collateral
Pursuant To 11 U.S.C. Sections 105, 361, 362, 363, And (C) Repurchase Receivables Pursuant To 11 U.S.C. Sections 105 And 363, And (II) Granting Adequate Protection To Pre-Petition Secured Lenders Pursuant To 11 U.S.C. Sections 105, 361, 362 And 363" entered by the Court on March 13, 2003 as supplemented and amended by the "Order Granting Motion To Approve Eighth Amendment Extending Post-Petition Financing And To Approve Payment Of Fees" entered by the Court on July 28, 2004.

      1.57. "Discharge of Debts" means, except as is otherwise expressly provided by Section 1141 of the Bankruptcy Code or in the Plan, the discharge of any and all debts that arose before

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the Confirmation Date and any debt of a kind specified in Sections 502(g),
502(h), or 502(i) of the Bankruptcy Code that will occur as a result of the entry of the Confirmation Order effective as of the Effective Date but before the Exchange Date.

      1.58. "Disclosure Statement" means the Disclosure Statement With Respect To The Joint Plan Of Reorganization Of American Commercial Lines LLC And Its Affiliated Debtors-In-Possession filed by the Debtors as approved by the Bankruptcy Court as meeting the requirements of Section 1125 of the Bankruptcy Code.

      1.59. "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim.

      1.60. "Distribution Date" means the later of (a) forty-five (45) Business Days after the Effective Date or (b) the Allowance Date.

      1.61. "Effective Date" means the later of (a) 11:59 p.m. EDT on December 29, 2004 and (b) the first Business Day on which (i) all conditions precedent set forth in Article IX of the Plan have been satisfied or waived as provided in
Article IX of the Plan and (ii) no stay of the Confirmation Order is in effect.

      1.62. "Effective Date Balance" means the unpaid principal amount, plus unpaid interest (other than interest to be paid as a DIP Obligation) and other costs and expenses owing as of the Effective Date under the Pre-Petition Senior Loan Documents which is estimated, subject to any principal paydowns, to be $363,924,000.

      1.63. "Exchange" means the issuance of the ACL Units to the holders of Allowed Unsecured Claims as provided in the Plan and the exchange, immediately thereafter, of the ACL Units for Issued New Shares as provided in Section 6.1 of this Plan.

      1.64. "Exchange Date" means the first Business Day after the Effective
Date.

      1.65. "Equity Interest" means, as of the Petition Date, any ownership interest in any of the Debtors held by any person, other than a Debtor, whether or not transferable, and any option, call, warrant or right to purchase, sell or subscribe for an ownership interest or other equity security in any of the Debtors, including, but not limited to, (i) all equity interests in the Debtors held directly or indirectly by DHC or any of its affiliates; (ii) redemption, conversion, exchange, voting, participation, dividend rights and liquidation, preferences relating to the equity interests in the Debtors held directly or indirectly by DHC or any of its affiliates and (iii) all claims arising from the purchase or sale of a security of the Debtors or an affiliate of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code on account of such a claim.

      1.66. "Estate" means the estate created in a Chapter 11 Case by Section 541 of the Bankruptcy Code.

      1.67. "Exhibit" and "Group Exhibit" means an exhibit or a group of related exhibits annexed to either this Plan or as an appendix to the Disclosure Statement.

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      1.68. "Exhibit Filing Date" means the date on which Exhibits (including
Group Exhibits) to the Plan shall be filed with the Bankruptcy Court, which date shall be at least ten (10) days prior to the Ballot Date or such later date as may be approved by the Bankruptcy Court without further notice.

      1.69. "file", "filed" or "filing" means file, filed or filing with the Bankruptcy Court or an entity designated to receive a particular filing by an order of the Court.

      1.70. "Final Order" means an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal , petition for certiorari or motion for reargument or rehearing shall then be pending, provided, however, if an appeal, petition for certiorari, motion for reargument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, further, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

      1.71. "General Maritime Law" means the law related to maritime issues as developed and enforced by the Federal Courts of the United States sitting as maritime courts (as provided for in the United States Constitution) and codified by certain Federal Statutes.

      1.72. "General Unsecured Claims" means as of the Effective Date, Allowed Unsecured Claims, other than Qualifying Claims, against one or more of the Debtors (including, without limitation, Allowed Claims of holders of the Senior Notes, PIK Notes, and Old Notes; Rejection Damage Claims; Critical Vendor Claims, to the extent such Critical Vendor Claims are not secured by Maritime Liens; Insured Claims, to the extent such Insured Claims are not secured by Tort Liens or are not satisfied as described in Section 6.4; and Unsecured Deficiency Claims).

      1.73. "Holdings" means American Commercial Lines Holdings LLC, one of the Debtors.

      1.74. "Houston Fleet" means Houston Fleet LLC, one of the Debtors.

      1.75. "Indentures" means, collectively, the PIK Indenture, Old Notes Indenture, and Senior Notes Indenture.

      1.76. "Indenture Trustees" means, collectively, the indenture trustees with respect to the Indentures.

      1.77. "Indenture Trustees' Fees" means the reasonable prepetition and postpetition fees and expenses of the Indenture Trustees and their respective counsel.

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      1.78. "Insurance Agreement" means that certain agreement between American
Commercial Lines LLC and Indemnity Insurance Company of North America ("ACE"). A copy of the Insurance Agreement is attached hereto as Exhibit 1.

      1.79. "Insurance Policies" means the Debtors' marine insurance policies (including all policies providing "excess coverage" with respect to such marine insurance policies) that provide for the reimbursement to the Debtors of certain covered costs, including two such policies issued to ACL by ACE described as (a) policy HU212404 attaching April 1, 2001 through March 31, 2002 ("ACE One") and
(b) policy HU222404 attaching April 1, 2002 through March 31, 2003 ("ACE Two").

      1.80. "Insurance Proceeds" means amounts paid under one or more Insurance Policies (a) to Debtors to reimburse Debtors for amounts paid to fully or partially satisfy an Insured Claim or (b) to or for the benefit of a holder of an Insured Claim.

      1.81. "Insured Claims" means Allowed Claims with respect to which one or more Debtors may be entitled to receive full or partial reimbursement for the full or partial satisfaction of such Allowed Claims under one or more of the Insurance Policies.

      1.82. "Issuable New Shares" means 6,062,343 New Shares, which number is the sum of the number of Issued New Shares and Management Incentive New Shares.

      1.83. "Issued New Shares" means 5,607,667 New Shares to be issued by the New Holding Company to holders of Allowed General Unsecured Claims in Classes 5 through 8 and as described in Section 6.9 hereof that may be issued as DHC Warrant Shares or PIK Noteholder Warrant Shares.

      1.84. "Jeffboat" means Jeffboat LLC, one of the Debtors.

      1.85. "LaGen" means Louisiana Generating, LLC, a Delaware limited liability company.

      1.86. "LaGen Agreements" means the various agreements by and among some or all of Reorganized ACL, Reorganized ACBL, Reorganized ACT, BN, and LaGen effective as of the Effective Date with respect to the transportation of Coal (as defined in the LaGen Agreements) to LaGen's Coal unloading facility at LaGen's Big Cajun No. II steam electric generating plant at approximately Mile 263 AHP near New Roads, Louisiana. Memoranda of understanding and term sheets describing material terms of the LaGen Agreements were attached to the LaGen Motion (the LaGen MOU's and Term Sheets").

      1.87. "LaGen Motion" means the "Motion Seeking Approval of the LaGen Transaction" filed by Debtors on September 10, 2004.

      1.88. "LaGen Obligations" means the obligations as of the Effective Date of Reorganized ACL, Reorganized ACBL and Reorganized ACT to LaGen pursuant to the LaGen Agreements and this Plan.

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      1.89. "LDC" means Louisiana Dock Company LLC, one of the Debtors.

      1.90. "Lemont" means Lemont Harbor & Fleeting Services LLC, one of the Debtors.

      1.91. "LIBOR" means, with respect to any relevant interest period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service selected by the Reorganized Debtors as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such interest period, and having a maturity equal to such interest period.

      1.92. "Lien" shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

      1.93. "Logistics" means American Commercial Logistics LLC, one of the Debtors.

      1.94. "Longshore and Harbor Workers' Claim" means a Claim arising under the Longshore And Harbor Workers' Act, 33 U.S.C. Section 901 et seq.

      1.95. "Maintenance and Cure Claim" means a claim under the General Maritime Law asserting that one of the Debtors has an obligation to the claimant because such Debtor is or was the employer of a "seaman" (as such term is defined under the General Maritime Law) to pay a stipend and medical costs for such injured seaman until maximum cure is reached.

      1.96. "Management Incentive New Shares" means 454,676 New Shares reserved for issuance under the Stock Option Plan.

      1.97. "Maritime Lien" means (a) a Lien held by a Claimant against one or more vessels owned by one or more Debtors pursuant to 46 U.S.C. Sections 31342 and Section 506 of the Bankruptcy Code, or (b) a Lien held by a Claimant against vessels owned by one or more Debtors pursuant to a Critical Vendor Agreement.

      1.98. "Maritime Lien Election" means an election made by a Maritime Lien Holder to receive either (a) a Cash/Maritime Lien Note Distribution (the "Cash/Note Option") or (b) a Maritime Lien Note in the principal amount of the applicable Allowed Maritime Lien Claim, which election shall be made by marking the applicable box on the Ballot.

      1.99. "Maritime Lien Holder(s)" means a Claimant(s) holding a Maritime
Lien.

      1.100. "Maritime Lien Note" means a term promissory note issued to a Maritime Lien Holder by the Reorganized Debtor that owns the vessel(s) subject to the Maritime Lien securing the underlying obligation to the Maritime Lien Holder as of the Effective Date (the "Maritime Note Maker"). In each case where the Maritime Lien was created pursuant to a Critical Vendor Agreement, the Maritime Note Maker(s) will be the Reorganized Debtor(s) succeeding the Debtor(s) that executed the Critical Vendor Agreement. Absent default, each Maritime Lien Note shall mature on the fifth anniversary of the Effective Date. Prior to maturity, and provided that there does not exist any event of default with respect to the New Credit Agreement(s) or a Refinance Loan (as defined below), the Maritime Note Maker will be obligated to pay only

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interest on a current pay basis (quarterly) in arrears at a per annum rate equal to the Prime Rate. A Maritime Lien Note shall be secured by a Lien granted to the Maritime Lien Holder in and against each vessel (the "Liened Vessel(s)) that was subject to such (a) holder's Maritime Lien as of the Petition Date or (b) the Lien granted to such holder under a Critical Vendor Agreement, with such Maritime Lien or Lien being subordinate to and having a priority junior to (i) the security interests and Liens granted pursuant to the New Collateral Documents; (ii) the security interests and Liens granted pursuant to any secured credit facility that any of the Reorganized Debtors may enter into on or after the Effective Date as part of any full or partial refinancing of the Senior Secured Claims, New Senior Secured Loan and/or New Junior Secured Loan (a "Refinance Loan"); and (iii) any Tort Liens or (iv) other Liens superior in priority pursuant to General Maritime Law (with (i) through (iv) referred to as "Senior Vessel Liens"). Each Maritime Lien Note shall provide that the Maritime Lien Holder may not take any action to foreclose the Lien securing the Maritime Lien Note or otherwise enforce any rights in or against any Liened Vessel unless and until a foreclosure or other enforcement action is commenced against or with respect to such Liened Vessel by the holders of one or more Senior Vessel Liens. Each Maritime Lien Note will be substantially in the form of Exhibit 2.

      1.101. "New ACL Holdings" means a newly-incorporated, wholly owned subsidiary of New Parent Company organized under the laws of the State of Delaware which will acquire all of the ACL Units as part of the Exchange.

      1.102. "New Board of Directors" means the board of directors of the New Holding Company.

      1.103. "New Collateral Documents" means preferred ship mortgages, deeds of trust, security agreements, financing statements and other documents (as amended, supplemented, restated, or otherwise modified from time to time) provided for by the New Credit Agreement(s) to be executed as of the Effective Date by the Reorganized Debtors granting to the Senior Secured Lenders liens and security interests in substantially all of the assets of the Reorganized Debtors having a priority junior only to (a) the security interests and liens granted to secure the New Revolver and LaGen Obligations, and (b) any Tort Liens. The New Collateral Documents will be substantially in the form of Group Exhibit 3.

      1.104. "New Credit Agreement(s)" means the credit agreement(s) (as amended, supplemented, restated, or otherwise modified from time to time) to be executed as of the Effective Date by the Borrowers and the other Reorganized Debtors (as "Guarantors"), and the Agent Bank on behalf of the Senior Secured Lenders providing terms and conditions for and applicable to the New Senior Secured Loan, New Junior Secured Loan, and New Collateral Documents. The New Credit Agreement(s) will be substantially in the form of Exhibit 4.

      1.105. "New Holding Company" means a newly-incorporated corporation organized under the laws of the State of Delaware that will be as of the Effective Date, the ultimate parent of the other Reorganized Debtors as described in Section 6.1 of this Plan.

      1.106. "New Junior Secured Loan" means a term loan(s) from the Senior Secured Lenders to Borrowers in the total principal amount of the remainder of
(a) the Effective Date

Balance minus (b) $225,000,000 made as of the Effective Date pursuant to the New Credit Agreement(s) and guaranteed by the Guarantors. Absent default, all obligations of Borrowers with respect to the New Junior Secured Loan shall mature on the fifth anniversary of the Effective Date. Prior to maturity, interest on the unpaid balance of the principal debt under the New Junior Secured Loan shall be paid on a current pay basis (quarterly) in arrears at a rate of 10% per annum. The New Junior Secured Loan will also carry a 3% paid-in-kind interest component compounded quarterly during the first eighteen
(18) months after the Effective Date, that will increase by an additional one percent (1%) per annum on the first day of the nineteenth calendar month after the Effective Date, and by an additional one percent (1%) on the first day of each of the thirty-first and forty-third and fifty-fifth calendar months after the Effective Date until maturity.

      1.107. "New Organization Documents" means the certificate of incorporation and bylaws of the New Holding Company substantially in the form of Exhibit 5.

      1.108. "New Parent Company" means a newly-incorporated corporation organized under the laws of the State of Delaware that will be a wholly owned subsidiary of New Holding Company and that will own one hundred percent (100%) of the outstanding stock of New ACL Holdings.

      1.109. "New Revolver" means a revolving credit facility provided by a lender as of the Effective Date in the principal amount of up to $35,000,000 with up to a $10,000,000 letter of credit sublimit to be secured by a first and prior security interest in and against the accounts receivable and certain inventory of the Reorganized Debtors. The documents evidencing and relating to the New Revolver and its collateralization will be referred to as the "New Revolver Documents".

      1.110. "New Senior Secured Loan" means a term loan(s) from the Senior Secured Lenders to Borrowers in the total principal amount of $225,000,000 made as of the Effective Date pursuant to the New Credit Agreement(s) and guaranteed by the Guarantors. Absent default, all obligations of Borrowers with respect to the New Senior Secured Loan shall mature on the fifth anniversary of the Effective Date, and shall provide for mandatory amortization of $15,000,000 per year (the "Mandatory Amortization") and for additional amortization based on an excess cash flow formula as set forth in the New Credit Agreement(s). The Mandatory Amortization will be paid as follows: (1) $1,500,000 shall be paid on or before March 31, 2005 and each March 31 thereafter until maturity; (2) an additional $3,500,000 shall be paid on or before June 30, 2005 and each June 30 thereafter until maturity; (3) an additional $5,000,000 shall be paid on or before September 30, 2005 and each September 30 thereafter until maturity; and
(4) an additional $5,000,000 shall be paid on or before December 31, 2005 and each December 31 thereafter until maturity. Prior to maturity, interest on the unpaid balance of the principal debt under the New Senior Secured Loan shall be paid on a current pay basis (monthly) in arrears at a rate of LIBOR plus 4% per annum.

      1.111. "New Shares" means shares of the common stock, $.01 par value per share, of the New Holding Company, which will represent all of the shares of capital stock of the New Holding Company authorized for issuance as of the Exchange Date.

      1.112. "Old Notes" means the "10 1/4% Senior Notes due June 30, 2003", issued by ACL and ACL Capital that were not exchanged pursuant to the April 15, 2002 exchange offer made by the Debtors.

      1.113. "Old Notes Indenture" means the Supplemental Indenture by and among ACL, ACL Capital and the Bank of New York, as trustee, dated as of May 29, 2002 supplementing the Indenture dated as of June 30, 1998 with respect to the issuance of the Old Notes.

      1.114. "Old Notes Subordination" means the contractual subordination by the holders of Old Notes of, among other things, such holders' rights to receive distributions under this Plan from "Subsidiary Guarantors" (as defined in the Old Note Indenture) to holders of "Senior Subsidiary Obligations" (including guarantees by such Subsidiary Guarantors of the payment of the Senior Notes and PIK Notes) as provided in Section 10.2 of the Old Note Indenture.

      1.115. "OTASA" means Orinoco TASA LLC, one of the Debtors.

      1.116. "OTASV" means Orinoco TASV LLC, one of the Debtors.

      1.117. "Per Share Value" means a dollar amount arrived at by dividing the Reorganized Equity Value by the number of Issued New Shares, or twelve dollars ($12) per Issued New Share.

      1.118. "Person" has the meaning provided by Section 101(41) of the Bankruptcy Code.

      1.119. "Petition Date" means January 31, 2003, the date on which the Chapter 11 Cases were commenced.

      1.120. "PIK Indenture" means the "American Commercial Lines LLC ACL Capital Corp. 12% Pay-In-Kind Senior Subordinated Notes Due 2008 Indenture Dated As Of May 29, 2002 The Bank Of New York As Trustee". HSBC Bank USA is currently the indenture trustee under the PIK Indenture.

      1.121. "PIK Notes" means the "12% Pay-in-Kind Senior Subordinated Notes due July 1, 2008", issued by ACL and ACL Capital and guaranteed by the other Debtors pursuant to the PIK Indenture.

      1.122. "PIK Noteholder Warrant" means a warrant to purchase a Pro Rata Share of the PIK Noteholder Warrant Shares at an exercise price per share equal to the Per Share Value as provided in the PIK Noteholder Warrant.

      1.123. "PIK Noteholder Warrant Shares" means 168,230 New Shares reserved from Issued New Shares otherwise issuable to holders of Senior Notes for issuance upon the exercise by a holder of PIK Notes of a PIK Noteholder Warrant.

      1.124. "PIK Subordination" means the contractual subordination by the holders of PIK Notes of, among other things, such holders' rights to receive distributions under this Plan to holders of certain "Senior Debt" (including the Debtors' obligations on the Senior Notes) as provided in Article XI of the PIK Indenture.

      1.125. "Plan" means this First Amended Joint Plan Of Reorganization Of American Commercial Lines LLC, And Affiliated Debtors as modified or amended from time to time as and to the extent permitted herein and by the Bankruptcy Code.

      1.126. "Plan Notes" means Maritime Lien Notes and Tort Lien Holder Notes issued pursuant to this Plan.

      1.127. "Pre-Petition Senior Loan Documents" means the Credit Agreement dated as of June 30, 1998 and amended and restated as of April 11, 2002 (and as amended from time to time thereafter) between the Senior Secured Lenders and Debtors (the "Pre-Petition Credit Agreement") and the documents executed in connection with such Pre-Petition Credit Agreement, including, without limitation, any and all mortgages, first preferred ship or fleet mortgages, deeds of trust, mortgage security agreements, and other security documents executed by Debtors for the benefit of the Senior Secured Lenders.

      1.128. "Prime Rate" means initially the lowest per annum rate of interest identified as the "prime rate" in the "Money Rates" column of the Wall Street Journal ("WSJ") on the first day that the WSJ is published on or after January 1, 2005 which rate shall thereafter be adjusted to become effective as of each anniversary of the Effective Date and to reflect such "prime rate" as published in the "Money Rates" column of the WSJ on the first day that the WSJ is published on or after January 1, 2006 and thereafter on the first day that the WSJ is published on or after each January 1 of each subsequent calendar year until all obligations under any Plan Notes as to which interest is accruing shall have been paid in full.

      1.129. "Pro Rata Share" as to intraclass calculations, means the ratio of an Allowed Claim in a particular Class sharing in a particular fund or distribution to the aggregate amount of all Allowed Claims of that Class sharing in such fund or distribution.

      1.130. "Professional Fees" means any Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred prior to and including the Effective Date, when and to the extent any such Claim is Allowed by the Bankruptcy Court pursuant to Sections 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

      1.131. "Professionals" means those Persons (a) employed pursuant to an order of the Bankruptcy Court in accordance with Sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code.

      1.132. "Projections" means the pro forma financial projections of the Reorganized Debtors for the operations of the Reorganized Debtors through Fiscal Year 2008 attached as Appendix C to the Disclosure Statement.

      1.133. "Qualifying Claim" means an Allowed Unsecured Claim (other than a Claim based upon any Senior Note(s) or PIK Note(s)) that is (a) Allowed in an amount of $100,000 or less or (b) Allowed in an amount greater than $100,000 but which is reduced to $100,000 (the "Qualifying Amount") by a Convenience Class Election; provided, however that (c) individual Allowed Unsecured Claims of a single holder against a Debtor that are allowed in an amount less than or equal to the Qualifying Amount will not be treated as separate Qualifying Claims if the aggregate of all Allowed Unsecured Claims held by such holder exceeds $100,000 and (d) any Allowed Unsecured Claim against a Debtor that was originally Allowed in excess of the Qualifying Amount may not be subdivided into multiple Allowed Unsecured Claims against such Debtor for purposes of qualifying for treatment as a Qualifying Claim.

      1.134. "Record Date" means the date established in the Scheduling Order as the record date to determine who is a holder of a Claim or Equity Interest and may therefore cast a Ballot to vote to accept or reject the Plan.

      1.135. "Registration Rights Agreement" means a registration rights agreement to be entered into pursuant to Section 6.21 of the Plan. The Registration Rights Agreement will be substantially in the form of Exhibit 6.

      1.136. "Registration Rights Holder" means each holder of an Allowed Claim
(a) receiving a distribution pursuant to the Plan of ten (10%) percent or greater of the Issuable New Shares, (b) that the Debtors and the Committee reasonably determine may be an underwriter pursuant to section 1145 of the Bankruptcy Code with respect to the New Shares that such holder received pursuant to the Plan, (c) that the Debtors and the Committee reasonably determine is subject to resale restrictions on any New Shares that such holder received pursuant to the Plan by operation of Rule 144 of the Securities Act of 1933, or (d) that the Debtors and the Committee agree shall be a Registration Rights Holder.

      1.137. "Reinstated" or "Reinstatement" means leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, thereby entitling the holder of such Claim to, but not more than, (a) reinstatement of the original maturity of the obligations on which such Claim is based, and (b) payment, as provided herein, of an amount of Cash consisting solely of the sum of (i) matured but unpaid principal installments, without regard to any acceleration of maturity, accruing prior to the Effective Date, (ii) accrued but unpaid interest as of the Petition Date, and (iii) reasonable fees, expenses, and charges, to the extent such fees, expenses, and charges are Allowed under the Bankruptcy Code and are specifically provided for in the agreement or agreements on which such Claim is based; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence or prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

      1.138. "Rejection Damages" means the amount of an Allowed Unsecured Claim arising from the rejection by one or more Debtors of vessel charters, leases and other executory contracts pursuant to Sections 365 and 502(g) of the Bankruptcy Code.

      1.139. "Reorganized ACBL" means ACBL as of the Effective Date.

      1.140. "Reorganized ACL" means ACL as of the Effective Date.

      1.141. "Reorganized ACL Debtors" means Reorganized ACL and Reorganized ACBL as of the Effective Date.

      1.142. "Reorganized ACT" means ACT as of the Effective Date.

      1.143. "Reorganized Equity Value" means the value of the Issued New Shares as of the Exchange Date which is estimated to be $67,292,000 as described in Appendix E to the Disclosure Statement.

      1.144. "Reorganized Debtors" means the Debtors other than Lemont, and ACL Capital from and after the Effective Date, and the New Holding Company and New ACL Holdings as of the Exchange Date.

      1.145. "Retiree Benefits" shall have the meaning set forth in Section 1114 of the Bankruptcy Code.

      1.146. "Schedules" means the schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto filed with the Bankruptcy Court through and including the Effective Date.

      1.147. "Scheduling Order" means the Court's order dated September 29, 2004 fixing certain deadlines with respect to the Court's consideration of the Debtors' request to confirm the Plan.

      1.148. "Secured Claim" means a Claim secured by a Lien on Collateral to the extent of the value of the Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and subject to the approval of the Bankruptcy Court.

      1.149. "Senior Notes Indenture" means the "American Commercial Lines LLC ACL Capital Corp. 11 -1/4% Senior Notes Due 2008 Indenture Dated As Of May 29, 2002 The Bank Of New York As Trustee".

      1.150. "Senior Notes" means the 11 1/4% Senior Notes due January 1, 2008, issued by ACL and ACL Capital and guaranteed by the other Debtors pursuant to the Senior Notes Indenture.

      1.151. "Senior Secured Lenders" means the secured lenders to the Debtors effective as of the Effective Date under the Pre-Petition Senior Loan Documents.

      1.152. "Tort Lien" means a valid lien held by Persons holding Allowed Secured Claims against property of one or more Debtors arising under (a) General Maritime Law for maritime torts, including personal injury, death, property damage and cargo damage and (b) Section 506 of the Bankruptcy Code.

      1.153. "Tort Lien Holder Note" means a term promissory note issued on or before the Distribution Date to a Tort Lien Holder by a Reorganized Debtor (the "Tort Lien Holder Note Maker") that owns the property subject to the applicable Tort Lien (the "Tort Collateral") in the principal amount of (a) the Allowed Secured Claim held by such Tort Lien Holder less (b) any Insurance Proceeds paid by Debtors to or received by such Tort Lien Holder prior to the issuance of such Tort Lien Holder Note. Absent default, each Tort Lien Holder Note shall mature on the fifth anniversary of the date such Tort Lien Holder Note is issued. Prior to maturity, the Tort Lien Holder Note Maker will be obligated to pay only interest on a current pay basis (quarterly) in arrears at a per annum rate equal to the Prime Rate. Each Tort Lien Holder Note shall be secured by a Tort Lien in and against the Tort Collateral with such Tort Lien being superior in priority to all other liens and security interests on and against such Tort Collateral granted pursuant to this Plan. Each Tort Lien Holder Note shall be substantially in the form of Exhibit 7.

      1.154. "Tort Lien Holders" are Persons holding Tort Liens to secure Allowed Secured Claims against one or more of the Debtors.

      1.155. "Unsecured Deficiency Claim" means, with reference to a Claim secured by a Lien against Collateral, an amount equal to the difference between
(a) the aggregate amount of such Allowed Claim after giving effect to the operation of section 1111(b)(1)(A) of the Bankruptcy Code and (b) the amount of such Claim that is an Allowed Secured Claim; provided, however, that, in the event that the Class in which such Allowed Secured Claim is classified makes the election under section 1111(b)(2) of the Bankruptcy Code in accordance with Rule 3014 of the Bankruptcy Rules, the Unsecured Deficiency Claim otherwise relating to such Secured Claim shall be extinguished. An Unsecured Deficiency Claim is an Unsecured Claim.

      1.156. "Unsecured Percentage Distribution" means the value (expressed as a percentage of an Allowed Unsecured Claim) calculated as of the Effective Date that is anticipated to be distributed under this Plan to a holder of a General Unsecured Claim in one of Classes 5 through 19 on account of such General Unsecured Claim against a particular Debtor by virtue of the issuance to the holder of such General Unsecured Claim of New Shares, with such value based upon the Per Share Value.

      1.157. "Workers' Compensation Claim" means a claim arising under the applicable workers' compensation laws of one or more states.

C.    RULES OF INTERPRETATION

            For purposes of this Plan, unless otherwise provided herein, and whenever from the context it is appropriate, (a) each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (d) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan;
(e) any reference to an entity as a holder of a Claim or Equity Interest includes that entity's successors and assigns; (f) all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan; (g) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (i) subject to the provisions of any contract, certificate of incorporation, by-laws, operating agreement, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (j) the rules of construction set forth in
Section 102 of the Bankruptcy Code will apply.

            This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Committee, Senior Secured Lenders, holders of PIK Notes, holders of Senior Notes, DHC and certain other creditors and constituencies. Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as "contra preferentem" shall not apply to the construction or interpretation of any provision of this Plan, Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

D.    COMPUTATION OF TIME

            In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.    REFERENCES TO MONETARY FIGURES

            All references in the Plan to monetary figures shall refer to currency of the United States of America unless otherwise expressly provided.

F.    EXHIBITS

            All Exhibits (including Group Exhibits) are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date. All Exhibits (including Group Exhibits) shall be reasonably acceptable in form and substance to the Committee and, with respect to the Exhibits and with the qualifications described in Section 9.1.c., to the Agent

Bank. Terms, conditions and provisions set forth definitively in forms of instruments (such as Plan Notes, New Collateral Documents, security agreements, and other agreements) that are attached as Exhibits will take precedence over the more general description of such terms, conditions and provisions set forth in the Plan. After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana 46204 (Attn: James M. Carr, Terry E. Hall and Melissa M. Hinds), counsel to the Debtors; by downloading such Exhibits from the Court's website at www.insb.uscourts.gov (a PACER account is required); or on the Ballot Agent's internet website, www.bmccorp.net.

G.    GOVERNING LAW

            Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Indiana shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (unless such agreement, document or instrument provides otherwise) and (b) the laws of the state of organization of the Debtors, Delaware, shall govern organization governance matters with respect to the Debtors, in either case without giving effect to the principles of conflicts of law thereof.

                                   ARTICLE II

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

      2.1. All or a certain part of a Claim or Equity Interest is in a certain Class if and only to the extent that the whole or some certain part of such Claim or Equity Interest qualifies within the description of that Class and, if only a part of such Claim or Equity Interest qualifies for inclusion in a Class, the remainder of such Claim or Equity Interest will be included in such other Class(es) if and to the extent that such remainder qualifies within the description of such certain other Class(es).

      2.2. All Allowed Claims and Equity Interests are divided into the following Classes, which Classes shall be mutually exclusive:

                  a. Class 1 (Senior Secured Claims). Class 1 consists of the Allowed Secured Claims of all Senior Secured Lenders, including all such claims under the Pre-Petition Senior Loan Documents.

                  b. Class 2 (Other Secured Claims). Class 2 consists of Allowed Secured Claims other than Senior Secured Claims, Maritime Lien Claims and Tort Lien Claims.

                  c. Class 3 (Maritime Lien Claims). Class 3 consists of Allowed Claims of all Maritime Lien Holders; provided however, that for the purpose of voting on the Plan, Claims of holders of Maritime Liens as defined in Section 1.100(b) shall be classified as General Unsecured Claims against the Debtor that is obligated with respect to such claims.

                  d. Class 4 (Tort Lien Claims). Class 4 consists of the Allowed Claims of Tort Lien Holders.

                  e. Class 5 (General Unsecured Claims Against ACBL). Class 5 consists of the Allowed General Unsecured Claims against ACBL.

                  f. Class 6 (General Unsecured Claims Against ACLI). Class 6 consists of the Allowed General Unsecured Claims against ACLI.

                  g. Class 7 (General Unsecured Claims Against Jeffboat). Class 7 consists of the Allowed General Unsecured Claims against Jeffboat.

                  h. Class 8 (General Unsecured Claims Against LDC). Class 8 consists of the Allowed General Unsecured Claims against LDC.

                  i. Class 9 (General Unsecured Claims Against ACT). Class 9 consists of the Allowed General Unsecured Claims against ACT.

                  j. Class 10 (General Unsecured Claims Against Holdings). Class 10 consists of the Allowed General Unsecured Claims against Holdings.

                  k. Class 11 (General Unsecured Claims Against ACL). Class 11 consists of the Allowed General Unsecured Claims against ACL.

                  l. Class 12 (General Unsecured Claims Against Logistics). Class 12 consists of the Allowed General Unsecured Claims against Logistics.

                  m. Class 13 (General Unsecured Claims Against Houston Fleet). Class 13 consists of the Allowed General Unsecured Claims against Houston Fleet.

                  n. Class 14 (General Unsecured Claims Against Lemont). Class 14 consists of the Allowed General Unsecured Claims against Lemont.

                  o. Class 15 (General Unsecured Claims Against ACL Capital). Class 15 consists of the Allowed General Unsecured Claims against ACL Capital.

                  p. Class 16 (General Unsecured Claims Against ACBL Liquid). Class 16 consists of the Allowed General Unsecured Claims against ACBL Liquid.

                  q. Class 17 (General Unsecured Claims Against OTASV). Class 17 consists of the Allowed General Unsecured Claims against OTASV.

                  r. Class 18 (General Unsecured Claims Against OTASA). Class 18 consists of the Allowed General Unsecured Claims against OTASA.

                  s. Class 19 (General Unsecured Claims Against ACT-Memphis). Class 19 consists of the Allowed General Unsecured Claims against ACT-Memphis.

                  t. Class 20 (Convenience Class Claims). Class 20 consists of the Allowed Qualifying Claims of all Convenience Class Holders.

                  u. Class 21 (Old Notes Claims). Class 21 consists of the Allowed Claims of the holders of all Old Notes.

                  v. Class 22 (PIK Notes Claims). Class 22 consists of the Allowed Claims of the holders of all PIK Notes.

                  w. Class 23 (Equity). Class 23 consists of all Equity Interests in Holdings.

                                   ARTICLE III

                    PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS
                             AND ALLOWED TAX CLAIMS

      3.1. Administrative Claims. Each Allowed Administrative Claim (other than the Allowed DIP Claims, which are provided for in Section 3.2 of the Plan), shall be paid by the Debtors in full, in cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as each such Administrative Claim is allowed by the Bankruptcy Court (a) upon the later of the Effective Date or the Allowance Date, (b) upon such other terms as may exist due to the ordinary course of the business of the Debtors, or (c) as may be agreed upon between the holders of such Administrative Claim and Debtors.

      3.2. Allowed DIP Claims. Allowed DIP Claims shall be irrevocably paid by the Debtors in full in cash on or before the Effective Date and any letters of credit issued pursuant to the DIP Credit Agreement and outstanding as of the Effective Date shall be dealt with as provided in Section 2.03(b) of the DIP Credit Agreement.

      3.3. Allowed Priority Claims. Allowed Priority Claims shall be irrevocably paid by the Debtors in full in cash on or before the Distribution Date.

      3.4. Tax Claims. Allowed Tax Claims of governmental units entitled to priority under Section 507(a)(8) of the Bankruptcy Code shall be paid by the Debtors in full, in cash, on the later of the Effective Date or the last date such Allowed Tax Claim may be paid without additional penalty or upon such other terms as may be agreed to between the Debtors and a holder of an Allowed Tax Claim, provided, however, that if such Allowed Tax Claim is for a tax assessed against property of a Debtor's Estate, such Allowed Tax Claim will not exceed the value of the interest of the Debtor's Estate in such property. All Allowed Tax Claims that by their terms become due and payable after the Effective Date shall be paid when due.

      3.5. Professional Fees. All final applications for Professional Fees for services rendered prior to the Effective Date in connection with the Chapter 11 Cases shall be filed within sixty (60) days after the Effective Date. All professional fees for services rendered in connection with the Chapter 11 Cases after the Effective Date, including those relating to the resolution of Disputed Claims, shall be paid by the Reorganized Debtors without further Bankruptcy Court authorization. However, the Reorganized Debtors may, within fifteen (15) days after receipt of a statement for fees or expenses, request that the Court disallow a request for payment.

                                   ARTICLE IV

             CLAIMS AND EQUITY INTERESTS NOT IMPAIRED UNDER THE PLAN

      4.1. Any claim Reinstated pursuant to Section 5.2(a) shall be unimpaired in accordance with Section 1124(2) of the Bankruptcy Code.

                                    ARTICLE V

        TREATMENT OF CLAIMS AND EQUITY INTERESTS IMPAIRED UNDER THE PLAN

      5.1. Class 1 (Senior Secured Claims). As of the Effective Date, the Senior Secured Lenders shall have Allowed Senior Secured Claims in the total amount of the Effective Date Balance, without any right of Debtors or Reorganized Debtors to assert any off set counterclaim, recoupment, or defense of any kind against such Effective Date Balance. As of the Effective Date, Borrowers and Guarantors shall execute and deliver to the Agent Bank to satisfy all Senior Secured Claims, the New Credit Agreement(s) and New Collateral Documents. As provided in the New Credit Agreements, at the election of the Agent Bank, the obligations of the Borrowers under the New Credit Agreement may be evidenced by separate promissory notes, in which event the New Credit Agreement(s) will also provide that any holder of obligations outstanding thereunder may request that the obligations held by such holder be evidenced by a promissory note.

      5.2. Class 2 (Other Secured Claims). Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors: (a) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default; (b) each holder of an Allowed Other Secured Claim shall receive cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable; or (c) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

      5.3. Class 3 (Maritime Lien Claims). On or before the Distribution Date, each holder of an Allowed Maritime Lien Claim shall receive, based upon their Maritime Lien Election, either (a) a Cash/Maritime Lien Note Distribution or (b) a Maritime Lien Note in the principal amount of the Allowed Maritime Lien Claim.

      5.4. Class 4 (Tort Lien Claims). On or before the Distribution Date each holder of an Allowed Tort Lien Claim shall receive a Tort Lien Holder Note. Moreover, such Allowed Tort Lien Claims may be fully or partially satisfied by Insurance Proceeds pursuant to Section 6.4.

      5.5. Class 5 (General Unsecured Claims Against ACBL). Subject to the treatment for Allowed Insured Claims described in Section 6.4, as of the later of the Exchange Date or Allowance Date, the holder of each Class 5 General Unsecured Claim shall be entitled to receive a Pro Rata Share of forty-two percent (42%) of the Issued New Shares (the "Class 5 Shares") as provided in
Section 6.1.

      5.6. Class 6 (General Unsecured Claims Against ACLI). Subject to the treatment for Allowed Insured Claims described in Section 6.4, as of the later of the Exchange Date or Allowance Date, each Class 6 General Unsecured Creditor shall be entitled to receive a Pro Rata Share of nine percent (9%) of the Issued New Shares as provided in Section 6.1.

      5.7. Class 7 (General Unsecured Claims Against Jeffboat). Subject to the treatment for Allowed Insured Claims described in Section 6.4, as of the later of the Exchange Date or Allowance Date, each Class 7 General Unsecured Creditor shall be entitled to receive a Pro Rata Share of thirty-four percent (34%) of the Issued New Shares as provided in Section 6.1.

      5.8. Class 8 (General Unsecured Claims Against LDC). Subject to the treatment for Allowed Insured Claims described in Section 6.4, as of the later of the Exchange Date or Allowance Date, each Class 8 General Unsecured Creditor shall be entitled to receive a Pro Rata Share of fifteen percent (15%) of the Issued New Shares as provided in Section 6.1.

      5.9-5.19 Classes 9-19 (General Unsecured Claims Against Each of Holdings, ACL, Logistics, Houston Fleet, Lemont, ACL Capital, ACT, ACBL Liquid, OTASV, OTASA, and ACT-Memphis). Subject to the treatment for Allowed Insured Claims described in Section 6.4 and for Qualifying Claims receiving distributions under Class 20 (Convenience Class Claims) no distribution will be made with respect to General Unsecured Claims against any of Holdings, ACL, Logistics, Houston Fleet, Lemont, ACL Capital, ACT, ACBL Liquid, OTASV, OTASA, or ACT-Memphis.

      5.20 Class 20 (Convenience Class Claims). On or before the Distribution Date, each holder of an Allowed Qualifying Claim against an applicable Debtor listed below shall receive cash in an amount of the product (the "Percentage Recovery") derived by multiplying (a) the lesser of (i) the holder's Allowed Claim or (ii) the Qualifying Amount by (b) the following percentage indicated for such Debtor: (i) Holdings 1%; (ii) ACL 1%; (iii) ACBL 8%; (iv) ACLI 2%; (v) Logistics 1%; (vi) Jeffboat 8%; (vii) LDC 3%; (viii) Houston Fleet 1%; (ix) Lemont 1%; (x) ACL Capital 1%; (xi) ACT 1%; (xii) ACBL Liquid 1%; (xiii) OTASV 1%; (xiv) OTASA 1%; and (xv) ACT-Memphis 1%. Notwithstanding the foregoing if the sum of all Percentage

Recoveries with respect to a particular Debtor exceeds the amount of the Debtor's Available Convenience Class Fund then the distribution with respect to each Allowed Convenience Class Claim against that Debtor shall be limited and capped to an amount representing a Pro Rata Share of the Debtor's Available Convenience Class Fund.

      5.21 Class 21 (Old Note Claims). On or before the Distribution Date, the distributions of New Shares that would otherwise be issued to holders of Old Notes under Classes 6 through 20 shall be issued pro rata to holders of Senior Notes pursuant to the Old Note Subordination.

      5.22 Class 22 (PIK Note Claims). On or before the Distribution
Date, each holder of a PIK Note shall receive a Warrant with respect to a Pro Rata Share of 3% of Issued New Shares. Other than as provided above, distributions of New Shares that would otherwise be issued to holders of PIK Notes will be issued pro rata to holders of Senior Notes pursuant to the PIK Note Subordination.

      5.23 Class 23 (Equity). As of the Exchange Date, all of the ACL Units will be distributed by Holdings as provided in Section 6.1 of this Plan. No direct or indirect holder of such Equity Interests will receive or retain any distribution of property on account of such Equity Interests under the Plan. Notwithstanding the foregoing DHC or Holdings may receive, from distributions that would otherwise be made to holders of Senior Notes, the DHC Warrant Shares as provided in Section 6.9 of this Plan.

      5.24 Stock Option Plan. The Management Incentive New Shares shall be reserved for issuance by the New Holding Company under the Stock Option Plan which is described in Section 6.10.

      5.25 Full and Final Satisfaction. All payments and all distributions hereunder shall be in full and final satisfaction, settlement, release and discharge of all Claims and Equity Interests.

      5.26 Fractional Cents and No De Minimus Distributions. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .5). Reorganized Debtors will not be required to make a cash distribution with respect to an Allowed Claim if the total distribution to the holder of such Allowed Claim is less than ten dollars ($10).

      5.27 Fractional Distributions; Round Lots. The New Holding Company shall not issue any fractional New Shares in connection with the Plan. Whenever the issuance of a fractional interest shall otherwise be called for, the actual issuance shall reflect a rounding up of such interest to the nearest whole share if such fractional interest is one-half (1/2) or greater and a rounding down of such interest to the nearest whole share if such interest is less than on-half (1/2). In addition, Plan Notes shall only be issued in increments of $1,000. Subject to the next sentence, whenever the issuance of a Plan Note in an increment other than $1,000 would otherwise be called for, if such increment is equal to or less than $500, the amount of Plan Note shall be rounded down, and if such increment is greater than $500, the amount of the Plan Note shall be rounded up. If a Plan Note would otherwise be in a principal amount of less than

$1,000, Debtors will pay the principal amount in cash on the Distribution Date in full satisfaction of the obligation to issue the Plan Note.

      5.28 No Interest on Distributions. Except as specifically provided in the Plan, all payments and distributions to be made under the Plan shall be made without interest.

      5.29 Debtor Intercompany Claims. As of the Effective Date, all intercompany Claims between and among the Debtors shall be eliminated by either offset, the contribution or distribution of such Claims, or otherwise (as determined by the Reorganized Debtors).

                                   ARTICLE VI

                               MEANS OF EXECUTION

            In addition to the provisions set forth elsewhere in this Plan regarding the means of execution, the following shall constitute the means of execution of the Plan.

      6.1. New Holding Company Formation and Exchange.

                  a. On or prior to the Exchange Date, Holdings shall cause the following transactions to occur in the following order:

                        (i) New Holding Company will be incorporated as a wholly owned Subsidiary of Holdings.

                        (ii) New Holding Company will cause New Parent Company to be incorporated as a wholly owned subsidiary, and New Holding Company will contribute the Issued New Shares to the New Parent Company.

                        (iii) New Parent Company will cause New ACL Holdings to be incorporated as a wholly owned subsidiary, and will contribute the Issued New Shares to New ACL Holdings.

                  b. On the Effective Date, the Discharge of Debts will be effective in exchange for the right of holders of Allowed Claims to receive the consideration specified in the Plan.

                  c. On the Exchange Date, pursuant to the Plan, the following transactions will occur in the following order:

                        (i) Holdings' equity in New Holding Company will be extinguished.

                        (ii) All of the ACL Units will be distributed by Holdings to the holders of Allowed General Unsecured Claims in Classes 5 through 8.

                        (iii) The ACL Units will be contributed by the holders of Allowed General Unsecured Claims in Classes 5 through 8 to New ACL Holdings in exchange for the Issued New Shares, without further action by such holders.

                  d. On or before the Distribution Date, New ACL Holdings will distribute certificates for the Issued New Shares as provided in this Plan.

      6.2. Asset Dispositions and Incurring of Indebtedness. The funds utilized to make the cash payments hereunder have been and will be generated by, among other things, the Debtors' and Reorganized Debtors' operation of their businesses, asset dispositions, and/or the New Revolver. In connection with the New Revolver, one or more of the Reorganized Debtors may incur indebtedness for money borrowed through guarantees and pledges of assets as described in the definition of the "New Revolver." The proceeds of the New Revolver may be used to make payments required under this Plan.

      6.3. Claims of Central States Unaffected. Notwithstanding anything to the contrary contained in the Plan (including, but without limitation, the provisions of Section 6.19 or 6.25 of the Plan), any claim or liability (including, without limitation, any liability or claim with respect to the facts and circumstances underlying proofs of claims (the "POCs") setting forth Claims numbered 1885 through 1899 in these Chapter 11 Cases for withdrawal liability under 29 U.S.C. Section 1383 and 1385) of the Debtors or any third-party or non-debtor to the Central States, Southeast and Southwest Areas Pension Fund ("Central States"), a multi-employer plan as that term is defined by 29 U.S.C.
Section 1301(a)(3) (the "Central States Plan"), is left unimpaired under this Plan (with all liability contengencies), shall not be discharged and shall continue unaltered as if the Chapter 11 Cases had not been commenced. Additionally, no third-party or non-debtor shall be released from any liability or claim that Central States may have against that third-party or non-debtor as a result of any one of the Debtors' participation in the Central States Plan. On the Effective Date, Central States shall be deemed to have withdrawn the POCs.

      6.4. Insurance Policies and Insurance Proceeds. As of the Effective Date, Reorganized Debtors will assume the Insurance Policies pursuant to Section 365 of the Bankruptcy Code and enter into the Insurance Agreement. Reorganized Debtors shall administer the Insurance Policies in accordance with Court's Order On Debtor's Motion For Approval Of Personal Injury And Property Damage Claims Program Pursuant To 11 U.S.C. Sections 105, 502, and 506 dated May 15, 2003 (the "Claim Program Order"), the terms of such Insurance Policies and the Insurance Agreement. If and to the extent an Insured Claim is Allowed, such Allowed Insured Claim will promptly be satisfied by one or more cash payments ("Cash Payments") to the extent and availability of Insurance Proceeds. The Reorganized Debtors will take any and all reasonable efforts consistent with their duties and responsibilities under the Insurance Policies and the Insurance Agreement to timely cause Insurance Proceeds to be available with respect to each Allowed Insured Claim. To the extent that an Allowed Insured Claim is only partially satisfied by Cash Payments, because of an unsatisfied deductible or some other reason, and the remainder of such Allowed Claim (the "Remaining Allowed Claim") is an Allowed Tort Lien Claim, such Remaining Allowed Claim shall be included in and receive the treatment provided for Allowed Claims in Class 4 (Tort Lien Claims). If such Remaining Allowed Claim is an Allowed Unsecured Claim against a Debtor (the "Obligor") and the holder of such Claim has received Cash Payments in an amount (expressed as a percentage of the holder's Allowed Insured Claim) equal to or greater than Unsecured Percentage Distribution applicable to such Obligor, then the Remaining Allowed Claim shall be discharged as fully satisfied without further distribution to the holder of such Allowed Insured Claim. If and to the extent the holder of an unsecured Allowed Insured Claim does not receive Cash Payments in an amount (expressed as a percentage of the holder's Allowed Insured Claim) equal to or greater than the Unsecured Percentage Distribution applicable to such Obligor then the holder of the Remaining Allowed Claim shall be entitled to a distribution with respect to such Remaining Allowed Claim of New Shares under Class 5 through Class 19 applicable to Allowed Claims against such Obligor or cash under Class 20 (Convenience Class Claims) sufficient to cause the total distributions of Cash Payments and New Shares (based on Per Share Value) to such holder to at least equal the amount of the Unsecured Percentage Distribution.

      6.5. Maintenance and Cure Claims. Upon confirmation and substantial consummation of the Plan, Reorganized Debtors shall assume the obligations of Debtors as to any valid Maintenance and Cure Claim regardless of when such claim arose provided that any liability for such a claim which arose prior to the Petition Date shall only be assumed if (a) the Claimants properly and timely filed a proof of claim, (b) the Reorganized Debtors do not file an objection within one hundred eighty (180) days following confirmation of the Plan, and (c) if the Reorganized Debtors do file a timely objection, the Bankruptcy Court rejects such objection. All maintenance and cure obligations not assumed shall be deemed discharged.

      6.6. Workers' Compensation Claims. Upon confirmation and substantial consummation of the Plan, Reorganized Debtors shall assume the obligations of Debtors as to any valid Workers' Compensation Claim.

      6.7. Longshore And Harbor Workers Claims. Upon confirmation and substantial consummation of the Plan, Reorganized Debtors shall assume the obligations of Debtors as to valid Longshore And Harbor Workers' Claims.

      6.8. LaGen Agreements. As of the Effective Date, Reorganized ACL, Reorganized ACBL, and Reorganized ACT shall enter into the LaGen Agreements, which will be consistent with the LaGen MOU's and Term Sheets.

      6.9. Agreement Among Holders of Senior Notes, PIK Notes, DHC and Holdings. As of the Exchange Date, holders of Senior Notes, PIK Notes, DHC and Holdings (if the Exchange Date is on or after December 31, 2004) and New ACL Holdings shall be deemed to have agreed (the "DHC/Senior Noteholder/PIK Noteholder Agreement"), to the following: Subject to the last sentence of this Section and, as of the Exchange Date, holders of Senior Notes will, on a pro rata basis, assign and cause to be transferred (a) to DHC (or to Holdings if the Exchange Date is on or after December 31, 2004) the DHC Warrant and (b) to the holders of PIK Notes (to be shared on a pro rata basis as provided in Section 5.22) the PIK Noteholder Warrants. Any New Shares (the "Warrant Shares") issued to DHC, Holdings, or holders of PIK Notes pursuant to the DHC/Senior Noteholder/PIK Noteholder Agreement or by virtue of the exercise of the DHC Warrant or any PIK Noteholder Warrant will be from and therefore reduce, on a pro rata basis, Issued New Shares otherwise distributable to holders of Senior Notes pursuant to Sections 5.5 through 5.20, 5.21 and 5.22 hereof. The proceeds resulting from the exercise of the DHC Warrant and the PIK Noteholder Warrants will be distributed to holders as of the Effective Date of Senior Notes. To the extent that any portion of the DHC Warrant or the PIK Noteholder Warrants are not exercised pursuant to the DHC/Senior Noteholder PIK Noteholder Agreement, New Shares representing the unexercised portion of the DHC Warrant and the PIK Noteholder Warrants shall be distributed to holders as of the Effective Date of Senior Notes. Notwithstanding the foregoing, if Class 22 does not vote to accept the Plan pursuant to Section 1126(c) of the Bankruptcy Code then no agreement to assign and transfer the PIK Noteholder Warrants will be deemed to exist and the PIK Noteholder Warrant Shares will be distributed to holders of Senior Notes pursuant to Sections 5.5 through 5.22 hereof.

      6.10. Stock Option Plan. As of the Exchange Date, the 2004 Non-Qualified Stock Option Plan, substantially in the form of Exhibit 8 (the "Stock Option Plan"), shall become effective. The Management Incentive New Shares shall be reserved from Issuable New Shares for issuance by the New Holding Company under the Stock Option Plan. The solicitation of votes on the Plan shall be deemed to be a solicitation for approval of the Stock Option Plan by the holders of the Issued New Shares.

      6.11. Disbursement of Funds and Delivery of New Shares. The Reorganized Debtors, or such Person designated by the Reorganized Debtors and approved by the Committee (a "Servicer"), shall make the cash payments, distributions of the New Shares and Plan Notes to the extent provided for in the Plan on or before the Distribution Date. Cash payments shall be made by check sent by first class mail (or by other equivalent or superior means as determined by the Reorganized Debtors). In no event shall the Reorganized Debtors disburse, or cause to be disbursed, any funds pursuant to the Plan unless and until there are sufficient funds to satisfy all of the Debtors' obligations under the Plans as of the Effective Date and to be paid on or before the Distribution Date.

      6.12. Cancellation of Existing Securities and Agreements. On the Effective Date, any document, agreement, or instrument evidencing any Claim or Equity Interest, other than a Claim that is reinstated and rendered unimpaired under the Plan or an Equity Interest held by a Debtor in any Subsidiary, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under such documents, agreements, or instruments evidencing such Claims and Equity Interests, as the case may be, shall be discharged; provided, however, that the Indentures shall continue in effect for the purposes of permitting the Indenture Trustees to (a) make any distributions pursuant to the Plan and to perform such other necessary functions with respect thereto and (b) maintain and assert any rights or liens for reasonable fees, costs, and expenses under the Indentures.

      6.13. Reserve Provisions for Disputed Claims. As of the Exchange Date, Reorganized Debtors will establish an appropriate "Distribution Reserve" of New Shares that may be distributed with respect to Disputed Claims in Classes 5 through 8. The Reorganized Debtors will also place in such Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the New Shares or other property withheld in the Distribution Reserve, to the extent that such property continues to be withheld in a Distribution Reserve at the time such distributions are made or such obligations arise. A

Claimholder under Classes 5 through 8 whose Disputed Claim is later allowed shall not be entitled to receive or recover any amount in excess of the property withheld with respect to such Disputed Claim in the Distribution Reserve. The Pro Rata Share of each of Class 5 Shares, Class 6 Shares, Class 7 Shares, and Class 8 Shares (collectively, "Class Shares"), to be initially distributed shall be calculated by taking into account such a Distribution Reserve established for each of Classes 5 through 8. As and to the extent that Disputed Claims, that if allowed would be included in one of Classes 5 through 8, are allowed or disallowed the New ACL Holdings shall make true-up distributions of any reserved Class Shares pro rata with respect to Allowed General Unsecured Claims in an applicable Class. However, for administrative efficiency the New ACL Holdings shall not be required to make more than one such true-up distribution per fiscal quarter. With respect to Disputed Claims that are or are likely to become Insured Claims, Reorganized Debtors shall reserve New Shares if and only to the extent Reorganized Debtors reasonably determine that such Disputed Claims will not be satisfied by Cash Payments pursuant to Section 6.4 of the Plan if such Disputed Claims are later allowed as Insured Claims. For purposes of effectuating the provisions of this Section and the distributions to holders of Allowed Unsecured Claims, the Bankruptcy Court may, on or prior to the Effective Date, or on such other date or dates thereafter as the Bankruptcy Court may set, fix or liquidate the amount of any contingent or unliquidated Claim pursuant to
Section 502(c) of the Bankruptcy Code for purposes of distribution and establishing a Distribution Reserve under this Plan. In lieu of fixing or liquidating the amount of any contingent or unliquidated Claim, the Bankruptcy Court may determine the amount of New Shares to be reserved for such contingent or unliquidated Claim. The Reorganized Debtors shall not be required to reserve any portion of any cash distribution or for Plan Notes that they may be obligated to make should any Disputed Claims become allowed after the Effective Date. Upon an Allowance Date, the Reorganized Debtors shall distribute cash and/or any Plan Note that they are then obligated to distribute to the holder of a previously Disputed Claim.

      6.14. Disputed Payments. In the event of any dispute between and among Claimants and/or the holders of a Disputed Claim as to the right of any Person to receive or retain any payment or distribution to be made to such Person under the Plan, a Reorganized Debtor may (but shall not be required), in lieu of making such payment or distribution to such Person, make it instead into an escrow account or hold such payment or distribution until the disposition thereof shall be determined by the Bankruptcy Court.

      6.15. Unclaimed Property. Any Person who fails to claim any cash, New Shares, or Plan Notes within one (1) year from the Distribution Date shall forfeit all rights to any distribution under the Plan. Upon forfeiture, such cash, New Shares, or Plan Notes shall become the property of Reorganized ACL. Persons who fail to timely claim cash, New Shares and/or Plan Notes forfeit their rights thereto and shall have no claim whatsoever against the Debtors or the Reorganized Debtors.

      6.16. Set-Offs. Other than as expressly provided in this Plan, nothing contained in this Plan shall constitute a waiver or release by the Debtors of any right of set-off the Debtors may have against any Claimant.

      6.17. Withholding Taxes. The Reorganized Debtors shall be entitled, but not obligated, to deduct any federal and/or state withholding taxes from any payments made with respect to Allowed Claims, as appropriate. Any Claimant entitled to receive payments hereunder and who is required to cause or wishes to cause the Reorganized Debtors to withhold federal and/or state withholding taxes therefrom must, no later than 15 days prior to the Effective Date, provide to the Reorganized Debtors any applicable taxpayer identification number for such Claimant and all other information reasonably required by Reorganized Debtors to effect such withholding.

      6.18. Revesting. Except as otherwise provided by the Plan with respect to the New Collateral Documents, Maritime Lien Notes, and Tort Lien Holder Notes, upon the Exchange Date, title to all properties and assets dealt with by the Plan shall pass to the Reorganized Debtors free and clear of all Claims and interests, including Liens, charges, pledges, security interests, mortgages and all other encumbrances, of creditors and of equity security holders and the Confirmation Order shall be a judicial determination of discharge of all of the Debtors' liabilities except as provided in the Plan. Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, the Debtors shall continue to exist as Reorganized Debtors, with all, of their powers of limited liability companies.

      6.19. Discharge and Releases. Except as otherwise expressly provided by
Section 1141 of the Bankruptcy Code or the Plan and in consideration of the obligation of Reorganized Debtors to make the distributions pursuant to the Plan, any debt that arose before the Confirmation Date and any debt of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code and all Claims and Equity Interests of any nature will on the Effective Date be released and discharged, including, without limitation, any interest accrued thereon from and after the Petition Date, whether or not (a) a proof of Claim or Equity Interest based on such debt, obligation or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) such Claim or Equity Interest is allowed under Section 502 of the Bankruptcy Code or (c) the holder of such Allowed Claim or Equity Interest has accepted the Plan. Upon the Effective Date, all Claimants holding Claims against the Debtors and holders of Equity Interests in the Debtors shall be precluded from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date other than obligations and commitments expressly provided for in the Plan. The Confirmation Order shall permanently enjoin said Claimants and holders of Equity Interests, their successors and assigns, from enforcing or seeking to enforce any such Claims or Equity Interests. In addition, as of the Effective Date, in consideration for past and future services, concessions made in connection with the negotiation and confirmation of this Plan and other valuable consideration,
(1) all of the Debtors' present officers, Current directors, agents, employees, Professionals and counsel; (2) the Committee, its Current and former members, agents, Professionals, and counsel; (3) the Agent Bank, all Senior Secured Lenders (through and including the Record Date) and their respective Current and former agents, professionals, and counsel; (4) the DIP Lenders and their respective Current and former officers, directors, employees, agents, professionals and counsel; and (5) DHC, its non-Debtor affiliates, agents, professionals, and counsel (each a "Releasee") shall be deemed discharged and released from any and all claims asserted or assertable by any Person arising in any way out of such Releasee's acts or omissions, or any occurrence or circumstance in or in connection with these Chapter 11 Cases on or prior to the

Effective Date. Notwithstanding the foregoing, nothing herein shall be deemed a release of any rights, claims or causes of action arising from or relating to the enforcement of any rights or consideration granted under or in connection with the Plan, including the enforcement of any rights or claims arising from or relating to agreements executed by the Debtors pursuant to or in connection with the Plan. The Reorganized Debtors, and any newly-formed or other entities that will be continuing the Debtors' businesses after the Effective Date shall be bound and benefited, to the same extent the Debtors are bound and benefited by all of the releases set forth above.

      6.20. Obligation to Defend. The Reorganized Debtors with respect to any Causes of Action threatened or commenced by a third party against any Releasee (each a "Covered Party") relating to or arising out of any claim released against a Releasee by Section 6.19 (a "Covered Claim") shall: (a) at such Covered Party's option provide a defense against such Covered Claim or pay all defense costs incurred with respect to such Covered Claim including, without limitation, reasonable attorneys' fees; (b) pay the costs of any settlement; provided, however, any such settlement must be consented to by the Reorganized Debtors which consent shall not be unreasonably withheld; and (c) pay any judgment. Notwithstanding the foregoing, the obligations of the Reorganized Debtors set forth above shall terminate to the extent that such Covered Party is determined by a final judgment regarding the Covered Claim to be guilty of gross negligence, willful misconduct, or breach of fiduciary duty. In such event, such Covered Party shall reimburse the Reorganized Debtors for all payments made pursuant to this Section 6.20.

      6.21. Registration of New Shares. Each Registration Rights Holder shall have the right to become a party to the Registration Rights Agreement within thirty (30) days after the Effective Date. The Registration Rights Agreement shall contain customary terms and conditions in a form reasonably agreed by the Debtors and the Registration Rights Holders, including:

      6.21.1. Withdrawal. Any Registration Rights Holder shall be entitled to withdraw from the Registration Rights Agreement immediately upon notice to Reorganized Debtors and the other Registration Rights Holders party to the Registration Rights Agreement.

      6.22. Reserved Actions. All Causes of Action of the Debtors existing as of the Effective Date shall be vested in the Reorganized Debtors other than any such Causes of Action released against a Releasee pursuant to Section 6.19 ("Reserved Actions"). All such Reserved Actions are hereby expressly reserved and preserved by the Reorganized Debtors. Notwithstanding the allowance of a Claim (except with respect to the Allowed Claims of the Senior Lenders and DIP Lenders), the Reorganized Debtors shall, as of the Effective Date, have and be deemed to have as part of such Reserved Actions all avoiding power actions of the Debtors, including those arising under Sections 544, 547 and 548 of the Bankruptcy Code arising out of or relating to any payments or other transfers made by the Debtors prior to the closing of the Chapter 11 Cases.

      6.23. Untimely Claims. Except as otherwise expressly provided in this Plan, any Claim not deemed filed pursuant to Section 1111(a) of the Bankruptcy Code or timely filed pursuant to the Bankruptcy Code, the Bankruptcy Rules, or any applicable order of the Bankruptcy Court, shall (a) not be treated as an Allowed Claim, and (b) be expunged from the Claims register in the Chapter 11 Case without need for any further notice, motion, or order.

      6.24. Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

      6.25. Injunction. On and after the Effective Date, and to the fullest extent provided by applicable law, all persons except the Reorganized Debtors are stayed, enjoined, and restrained from taking any action on or related to an Insured Claim for the purposes of directly, collecting, recovering, or receiving payment of, on, or with respect to any Claim or claim, against ACE under or related to ACE One and ACE Two. Without limiting the foregoing, this injunction prohibits any claim against ACE under or related to ACE One and/or ACE Two under any "direct action" statute. The Confirmation Order will permanently enjoin the commencement or prosecution by an Entity or Person, whether directly, derivatively or otherwise, of any Claims, Interests, obligations, suits, judgments, damages, demands, debts, rights, cause of action or liabilities released pursuant to the Plan.

      6.26. Cancellation of Equity Interests. Except to the extent specifically provided otherwise in the Plan, on the Effective Date, all existing Equity Interests shall, without any further action, be cancelled, annulled and extinguished and any certificates representing such Equity Interests shall be null and void with respect to the Reorganized Debtors.

      6.27. Interest on Claims. Except as specifically provided for in the Plan, the Confirmation Order or agreements entered into pursuant to the Plan, interest shall not accrue on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim. Except as expressly provided herein, no pre-petition Claim shall be Allowed to the extent that it is for post-petition interest or other similar charges.

      6.28. No Distributions Pending Allowance. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of the portion of such Claim that is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim, but the payment or Distribution provided hereunder shall be made on account of the portion of such Claim that is an Allowed Claim.

      6.29. Role of Indenture Trustees; Certain Fees And Expenses of Indenture Trustees. Notwithstanding any other provision in this Plan, as soon as practicable after the Record Date, the Indenture Trustees shall provide to the Debtors a list setting forth the identities of holders of Senior Notes, PIK Notes and Old Notes and such other information that the Debtors may require to effect Distributions to holders of such Claims. Subject to the Effective Date occurring, the

Indenture Trustees' Fees shall be Allowed as Administrative Expense Claims against the Debtors, pursuant to section 503(b) of the Bankruptcy Code, and shall be paid by the Debtors without the need for the Indenture Trustees to file an application for allowance with the Bankruptcy Court, subject to such Indenture Trustees' Fees and expenses being reasonable. The Bankruptcy Court shall retain jurisdiction over any dispute regarding the reasonableness of such fees and expenses.

      6.30. Subordination Unaffected. The Plan shall not affect and shall not be deemed to effect a waiver, cancellation, alteration, or impairment of any subordination or related rights or obligations of any person or entity.

      6.31. The New Board of Directors. The New Board of Directors shall be selected by the Committee, after notice no later than November 15, 2004, to the Agent Bank of the identity and relevant background and biographical information concerning the proposed selectees, and disclosed to the Court and the Core Group (as defined in the case management order applicable to the Chapter 11 Cases) not later than November 30, 2004. If and to the extent reasonably requested by the Agent Bank, the Committee shall make its selectees available to the Agent Bank on a timely basis for the purpose of conducting any requested interviews of the selectees by the Agent Bank prior to November 30, 2004. Each member of such initial New Board of Directors shall serve in accordance with applicable nonbankruptcy law and the New Organization Documents, as the same may be amended from time to time. Any individual selected by the Committee to serve on the New Board of Directors shall be permitted to delay the date on which such person actually becomes a member of the New Board of Directors for two (2) days, or such other number of days (not to exceed five (5) days) determined by the Committee, after the Effective Date and the New Board of Directors shall not take any action on behalf of the New Holding Company until such individual(s) actually becomes a member of the New Board of Directors.

      6.32. Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including, without limitation, the transfers effectuated under the Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

      6.33. Jurisdiction of Bankruptcy Court. New Holding Company, New Parent Company and New ACL Holdings shall be subject to the jurisdiction of the Bankruptcy Court for purposes of effectuating the provisions of this Plan.

      6.34. Authorization. As of the Effective Date, all matters provided for under the Plan that would otherwise require approval of members of the Debtors, as limited liability companies, or board(s) of managers or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued the New Shares, to execute and deliver the New Credit Agreement(s) or New Collateral Documents; to issue Plan Notes; to cause the New Organization Documents to become effective; to enter into all transactions to be effectuated pursuant to the Plan; and to elect or appoint, as the case may be, members of boards of managers, directors and officers of the Reorganized Debtors pursuant to the Plan shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general law of the states in which the Debtors or the Reorganized Debtors are organized, without any requirement of further action by any members, stockholders, boards of managers, or boards of directors of the Debtors or the Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file one or more certificates of incorporation or equivalent organization document with the Secretary of State of the state in which each such entity is (or will be) organized, in accordance with the applicable general business law of each such jurisdiction.

                                  ARTICLE VII

                   SEPARATE EXISTENCES OF REORGANIZED DEBTORS

      7.1. No Substantive Consolidation. Except as expressly provided in the Plan, the Reorganized Debtors shall continue to maintain their separate legal existences for all purposes.

      7.2. Extinguishment of Guarantees. As of the Effective Date, and in accordance with the terms of the Plan and except as expressly provided in the Plan, all Claims based upon guarantees of collection, payment or performance made by one Debtor as to the obligations of any other Debtor shall be discharged, released and of no further force and effect.

                                  ARTICLE VIII

                   EXECUTORY CONTRACTS, INDEMNIFICATION CLAIMS
                              AND RETIREE BENEFITS

      8.1. Executory Contracts and Unexpired Leases. Except as otherwise provided in Section 8.4, any and all other executory contracts and unexpired leases or charters of the Debtors, including any employment agreements, not expressly subject to a separate pending motion to assume or reject, or previously assumed or rejected by an order of the Court, shall be deemed assumed by the Reorganized Debtors; provided, however, that the entry of the Confirmation Order shall be deemed to be a rejection of all outstanding unexercised stock options, warrants, and similar rights. All Allowed Claims arising from rejection of executory contracts and leases shall be treated as General Unsecured Claims and shall be satisfied in accordance with the Plan and the Confirmation Order.

      8.2. Indemnification. Reorganized ACL shall assume all obligations relating to indemnification and exculpation existing in favor of ACL's, and its subsidiaries', respective present or former directors, officers, employees, fiduciaries, agents or controlling persons as arise under applicable laws or as provided in any of (a) ACL's operating agreement in effect prior to or as of the date hereof, (b) any agreement with ACL or (c) the operating agreements or similar documents or agreements of any of ACL's subsidiaries as in effect prior to or as of the date hereof, in each case with respect to matters occurring on or prior to the Effective Date.

      8.3. Retiree Benefits. The Reorganized Debtors shall continue to pay all Retiree Benefits, if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits.

      8.4. Supplemental Savings Plan. With respect to ACL's obligations under the Supplemental Savings Plan for Eligible Executives of American Commercial Lines LLC, as amended and restated effective October 1, 1999 (the "SSP"), the Reorganized Debtors shall assume all such obligations under the SSP with respect to plan participants who are employed by any of the Reorganized Debtors as of the Effective Date ("Employed Participants"), but shall not assume any obligations under the SSP with respect to participants, or beneficiaries claiming benefits with respect to participants, who are no longer employed by one of the Reorganized Debtors as of the Effective Date. All assets of the Trust Under Supplemental Savings Plan for Eligible Executives of American Commercial Lines LLC shall continue to be held and used pursuant to the terms and conditions of the trust agreement as in effect immediately before the Petition Date, but no trust assets shall be used to pay SSP benefits to participants, or to beneficiaries claiming benefits with respect to participants, whose Claims under the SSP are discharged and not assumed by the Reorganized Debtors under this Plan. Except as provided by order dated December 22, 2003, under which Debtors have assumed and will continue to be obligated hereunder with respect to Debtor's obligations to W. Norbert Whitlock under the SCP (as defined below), the Reorganized Debtors shall not assume any obligations under the American Commercial Lines LLC Salary Continuation Plan, as amended and restated effective July 1, 1998, or under the Special Retirement Plan of American Commercial Lines LLC, effective July 1, 1998 (the "SCP"). Debtors assumption of obligations under the SSP with respect to Employed Participants and the SCP with respect to Mr. Whitlock will satisfy all Claims set forth in the Schedules or otherwise asserted by Employed Participants and Mr. Whitlock respectively under or in connection with the SSP and SCP.

                                   ARTICLE IX

             CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS
                                   OF THE PLAN

      9.1. Conditions Precedent to the Confirmation of Plan. The following are conditions precedent to confirmation of the Plan that must be satisfied, unless waived in accordance with Section 9.3 of the Plan:

                  a. Confirmation Order. The Confirmation Order shall be in form and substance acceptable to the Debtors, the Committee, and the Agent Bank.

                  b. Finality of Disclosure Statement Approval Order. The Disclosure Statement Approval Order shall have been entered and be a Final Order.

                  c. The form and substance of the New Credit Agreement(s), New Collateral Documents, Maritime Lien Notes, New Revolver Documents, and LaGen Agreements (insofar as the LaGen Agreements negatively impair the Liens granted under the New Collateral Documents) shall be reasonably acceptable to the Agent Bank (which acceptance shall not be unreasonably withheld).

      9.2. Conditions Precedent to the Effective Date of the Plan. The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of the Plan:

                  a. Confirmation Order. The Confirmation Date shall have occurred and the Confirmation Order shall have been entered by the Bankruptcy Court and shall have become a Final Order.

                  b. Conditions to the Confirmation Date Remain Satisfied. All conditions precedent to the Confirmation Date shall have been satisfied and shall continue to be satisfied.

                  c. Execution of Documents. All actions, documents and agreements necessary to implement the provisions of the Plan to be effectuated on or prior to the Effective Date shall be reasonably acceptable to the Debtors, the Committee and the Agent Bank (to the extent such actions, documents and agreements negatively impair the liens granted under the New Collateral Documents and the performance of the Reorganized Debtors of their obligations under the New Credit Agreements) and such actions, documents and agreements shall have been effected or executed and delivered. Such acceptances will not be unreasonably withheld.

                  d. Maximum amount of Allowed Administrative Claims, Allowed Tax Claims and Allowed Priority Claims. The aggregate amount of Allowed Administrative Claims (other than DIP Obligations and those arising in the ordinary course of business), Allowed Tax Claims and Allowed Priority Claims shall not exceed $20,000,000.

                  e. DIP Claims. Debtors will satisfy, as of the Effective Date, all Allowed DIP Claims, including the payment in full of all Indebtedness and other DIP Obligations and the replacement or collateralization of any outstanding letters of credit issued pursuant to the DIP Credit Agreement.

      9.3. Waiver of Conditions Precedent. Each of the conditions precedent in Sections 9.1 and 9.2 hereof may be waived or modified, in whole or in part by the Debtors with the approval of the Committee and the Agent Bank. Any such waiver or modification of a condition precedent in Sections 9.1 and 9.2 hereof may be effectuated at any time, without notice, without leave or order of the Bankruptcy Court and without any other formal action except that all such waivers or modifications shall be in writing and signed by the Debtors, the Committee, and (when applicable) the Agent Bank.

      9.4. Effect of Failure or Absence of Waiver of Conditions Precedent to the Effective Date of the Plan. In the event that one or more of the conditions specified in Section 9.2 of the Plan have not occurred (or been waived) on or before 120 days after the Confirmation Date, upon notification submitted by the Debtors, with the approval of the Committee and Agent Bank, to the Bankruptcy Court, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or Entity or to prejudice in any manner the rights of the Debtors or any Person or Entity in any further proceedings involving the Debtors.

      9.5. Release of Collateral. Except with respect to the Allowed Senior Secured Claims and the liens relating thereto (which liens shall not be released, but to the extent provided in the New Credit Agreement(s) shall be subordinated as to the liens securing the New Revolver, until such time as the obligations under the New Senior Secured Notes, the Junior Secured Notes and the New Credit Agreement(s) are satisfied pursuant to the New Credit Agreement(s)), unless a particular Secured Claim is Reinstated and promptly upon the satisfaction of each Secured Claim under and pursuant to this Plan: (a) each holder of: (i) a Secured Claim (including Maritime Lien Claims and Tort Lien Claims); and/or (ii) a Claim that is purportedly secured, shall on or immediately after the Distribution Date: (A) turn over and release to the Reorganized Debtors any and all property of the Reorganized Debtors that secures or purportedly secures such Claim; and (B) execute such documents and instruments as the Reorganized Debtors require to evidence such Claimant's release of a Lien in and against such property; and (iii) on the Effective Date, all claims, right, title and interest in any such property shall vest in the Reorganized Debtors free and clear of all Claims and Liens, including, without limitation, charges, pledges, encumbrances and/or security interests of any kind.

                                   ARTICLE X

                            RETENTION OF JURISDICTION

      10.1. From and after the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under the Plan have been made and performed by the Reorganized Debtors, the Bankruptcy Court shall retain such jurisdiction (including jurisdiction over New Holding Company, New Parent Company and New ACL Holdings) as is legally permissible, including, but not limited to, the following purposes:

                  a. To hear and determine any and all objections of the Reorganized Debtors, the Committee or any party in Interest the allowance of a Claim or Equity Interest or any controversy as to the classification of Claims or Equity Interests or the Reserve, provided that after the Effective Date only the Reorganized Debtors or the Committee may file objections to Claims;

                  b. To hear and determine any and all applications by Professionals for compensation and reimbursement of expenses;

                  c. To hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases and fix and allow any Rejection Damages resulting therefrom;

                  d. To enable the Debtors to prosecute any and all proceedings which may be brought or reserved, pursuant to Section 6.16 or prior to the Effective Date, to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors and/or Reorganized Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

                  e. To liquidate any Disputed Claim or contingent or unliquidated Claims or Equity Interests;

                  f. To enforce the provisions of the Plan and the injunction and releases provided for in Sections 6.15 and 6.16;

                  g. To correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out its purpose and the intent of the Plan;

                  h. To hear and determine any and all pending or reserved actions pursuant to Sections 544, 547 and 548 of the Bankruptcy Code to set aside any transfers determined to be preferential or fraudulent;

                  i. To determine any Tax Claim which the Estate may incur as a result of the transactions contemplated herein; and

                  j. To determine such other matters as may be provided for in the Confirmation Order confirming the Plan or as may be authorized under the provisions of the Bankruptcy Code.

                  k. To ensure that distributions are accomplished pursuant to the provisions of the Plan;

                  l. To enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan;

                  m. To resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

                  n. To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the plan, except as otherwise provided herein;

                  o. To resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction or other provisions;

                  p. To enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  q. To enter an order and/or Final Decree closing the Chapter 11 Cases;

                  r. To issue orders in aid of execution and implementation of the Plan;

                  s. To consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Code, including, without limitation, the Confirmation Order;

                  t. To hear any other matter not inconsistent with the Bankruptcy Code;

                  u. To hear and determine all disputes involving the existence, nature, or scope of the Debtor's discharge; and

                  v. To enforce all orders previously entered by the Bankruptcy Court.

      10.2. Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of these Chapter 11 Cases, including matters set forth in this Article, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1. Termination of the Committee. Unless otherwise ordered by the Court, the Committee shall dissolve and all powers of the Committee shall terminate on the forty-sixth (46th) Business Day after the Effective Date. Notwithstanding the foregoing, (a) the Committee may evaluate, object to (if necessary), and appear at the hearing to consider final applications for compensation or reimbursement of expenses, including applications for compensation or reimbursement under Section 503 of the Bankruptcy Code, and support or prosecute any objections to such applications and (b) the Reorganized Debtors' obligations under Section 6.20 of the Plan, and the Committee's standing to enforce Section 6.20, shall survive termination of the Committee.

      11.2. Headings. Headings are utilized in this Plan for the convenience of reference only, and shall not constitute a part of this Plan for any other purpose.

      11.3. Defects, Omissions and Amendments. The Debtors or Reorganized Debtors may, with the consent of the Committee and Agent Bank and the approval of the Bankruptcy Court and without notice to all holders of Claims and Equity Interests (other than the Agent Bank), insofar as it does not materially and adversely affect the interest of holders of Claims and Equity Interests, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite the execution of the Plan. The Plan may be altered or amended, with the consent of the Committee and the Agent Bank, before or after Confirmation as provided in Section 1127 of the Bankruptcy Code if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the interests of holders of Claims and Equity Interests. The Plan may be altered or amended before or after the Confirmation Date in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims and Equity Interests, after a further hearing and acceptance of the Plan as so altered or modified as provided in Section 1126 of the Bankruptcy Code.

      11.4. Securities Law Matters. The issuance of New Shares pursuant to the Plan shall be exempt from registration under the Securities Act as amended, and rules and regulations promulgated thereunder, pursuant to Section 1145 of the Bankruptcy Code and from registration under state securities laws. Any such securities issued to an "affiliate" of the Debtors within the meaning of the Securities Act or any Person the Debtors reasonably determine to be an "underwriter," and which does not agree to resell such securities only in "ordinary trading transactions," within the meaning of Section 1145(b)(1) of the Bankruptcy Code shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act. Nothing in the Plan is intended to preclude the Securities and Exchange Commission from exercising its police and regulatory powers relating to the Debtors or any other entity.

      11.5. Notices. All notices, requests or demands for payments provided for in the Plan shall be in writing and shall be deemed to have been given when personally delivered by hand or deposited in any general or branch post office of the United States Postal Service or received by telex or telecopier. Notices, requests and demands for payments shall be addressed and sent, postage prepaid or delivered, in the case of notices, requests or demands for payments to:
American Commercial Lines LLC, 1701 East Market Street, Jeffersonville, Indiana 47130, Attn: Lisa L. Fleming, Senior Vice President Law & Administration, General Counsel, with a copy to James M. Carr, Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana 46204 or at any other address designated by Debtors by notice to each holder of an Allowed Claim, and, in the case of notices to holders of Allowed Claims, at the last known address according to the Debtors' books and records or at any other address designated by a holder of an Allowed Claim on its proof of claim or filed with the Bankruptcy Court, provided that any notice of change of address shall be effective only upon receipt.

      11.6. Severability. If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the joint request of the Debtors and the Committee, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.

      11.7. Revocation. The Debtors, with the consent of the Committee, reserve the right to revoke and withdraw the Plan at any time on or before the Confirmation Date.

      11.8. Effect of Withdrawal or Revocation. If the Debtors revoke or withdraw the Plan pursuant to Section 11.7 above, or if Confirmation or the Effective Date does not occur, then the Plan shall be deemed null and void, and in such event nothing contained herein shall be deemed to constitute a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

      11.9. Confirmation Order. The Confirmation Order shall ratify all transactions effected by the Debtors and the successors to the Debtors during the period commencing on the Petition Date and ending on the Effective Date provided that the Bankruptcy Court shall approve the payment of any fees to any professional if provided for in an Order of the Bankruptcy Court.

      11.10. Means of Execution. Each party required to take some action or execute documents as provided herein shall take all steps, and execute all documents, including appropriate releases, necessary to effectuate the foregoing.

      11.11. Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of the heirs, executors, administrators, successors or assigns of such Person.

      11.12. No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by any Person with respect to any matter set forth herein.

      11.13. Substantial Consummation. Substantial consummation of the Plan under Section 1101(2) of the Bankruptcy Code shall not occur, the Chapter 11 Cases shall remain open and not be fully administered, and no final decree closing these Chapter 11 Cases shall be entered pursuant to Section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022, until the Effective Date, at the earliest. If substantial consummation does not occur, preclusive provisions herein shall not be effective.

      11.14. Substantial Contribution Compensation and Expenses Bar Date. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to Sections 503(b)(3), 503(b)(4), and 503(b)(5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before a date which is thirty (30) days after the Effective Date (the "503 Deadline"), and serve such application on counsel for the Debtors, the Committee and the Agent Bank and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

Dated:    Jeffersonville, Indiana
          October 19, 2004

                                     AMERICAN COMMERCIAL LINES LLC, ET AL.
                                     DEBTORS AND DEBTORS-IN-POSSESSION

                                     By:  /s/ W. Norbert Whitlock
                                          --------------------------------------
                                          W. Norbert Whitlock
                                          President and Chief Operating Officer

BAKER & DANIELS

Counsel to the Debtors and Debtors-In-Possession

By: /s/ James M. Carr
    -----------------
    James M. Carr
    300 North Meridian Street
    Suite 2700
    Indianapolis, Indiana 46204-1782
    (317) 237-0300